Exhibit 99.(2)(k)(3)

ABX Longevity Growth and INCOME FUND

DISTRIBUTION AND SHAREHOLDER SERVICE PLAN

WHEREAS, ABX Longevity Growth and Income Fund, a Delaware statutory trust (the “Trust”), is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust will rely on an exemptive order issued by the Securities and Exchange Commission to issue multiple classes of shares of the Trust (“Shares,” and the current class of Shares, the “Investor A Class”) (the “Exemptive Order”);

WHEREAS, reliance on the Exemptive Order will require the Trust to comply with the provisions of Rule 12b-1 under the 1940 Act (the “Rule”) as if it were an open-end management investment company;

WHEREAS, the Trust may enter into one or more agreements with the principal underwriter of the Trust (the “Distributor”) and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies, selling agents, and other financial intermediaries (each, an “Intermediary”) for the sale of Shares and/or the servicing or maintenance of accounts for the beneficial owners of the Shares (each, an “Agreement”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”), and the members of the Board (each, a “Trustee”) who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement (the “Independent Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust, the Investor A Class, and the investors thereof, have accordingly approved this Plan by votes cast in person at a meeting called for the purpose of voting on this Plan;

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with the Rule, on the following terms and conditions:

1.             DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the Board, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares and in investor servicing activities, including, but not limited to, the following: (a) making payments to the Distributor and/or one or more Intermediaries, which payments may be used to compensate such persons for such activities, without regard to the actual expenses incurred thereby; (b) providing reimbursement of direct out-of-pocket expenditures by the Distributor and/or Intermediaries in connection with the distribution of Shares; and (c) making payments to compensate the Distributor and/or Intermediaries for servicing and/or maintaining accounts for the beneficial owners of the Shares (such as: personal services including, among others, responding to investor inquiries and providing information regarding investments in the Trust; processing purchase, exchange, and redemption requests by beneficial owners; placing orders with the Trust or its service providers; providing sub-accounting with respect to Shares beneficially owned by investors; and processing dividend payments for the Trust on behalf of investors).

2.             DISTRIBUTION (12b-1) FEES. The Trust is authorized to make periodic payments to the Distributor and/or Intermediaries at an annual rate not to exceed 0.70% of the average daily net assets attributable to the Investor A Class, calculated over the applicable interval for the services provided in Section 1(a) and 1(b) hereof (the “Distribution (12b-1) Fees”). If amounts are received by the Distributor, the Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of such distribution services.

3.             SHAREHOLDER SERVICING FEES. The Trust is authorized to make periodic payments to the Distributor and/or Intermediaries at an annual rate not to exceed 0.15% of the average daily net assets attributable to the Investor A Class, calculated over the applicable interval for the services provided in Section 1(c) hereof (the “Shareholder Servicing Fees”). If amounts are received by the Distributor, the Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of such investor services.

4.             TERM AND TERMINATION.

(a)           Initial Term. After approval by votes of (1) a majority of both (i) the Board and (ii) the Independent Trustees, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan, and (2) a vote of a majority of the outstanding Shares of the Investor A Class, this Plan will become effective, and shall continue in effect with respect to the Investor A Class (subject to Section 4(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Investor A Class in accordance with the provisions of Section 4(b) hereof.

(b)           Continuation. This Plan shall continue in effect with respect to the Investor A Class subsequent to the initial term specified in Section 4(a) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

(c)           Approval of Related Agreements. All agreements (including the Agreements) with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

i.	that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Investor A Class’s outstanding voting securities, on not more than sixty (60) days’ written notice to any other party to the agreement; and

ii.	that such agreement shall terminate automatically in the event of its assignment. “Assignment” shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

(d)           Termination. This Plan may be terminated at any time with respect to the Investor A Class by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of the Investor A Class. For purposes of this Plan, the term “vote of a majority of the outstanding Shares” of the Investor A Class shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares of the Investor A Class present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares of the Investor A Class are present and represented by proxy; or (B) more than 50 percent of the outstanding voting Shares of the Investor A Class.

5.            AMENDMENTS. This Plan may not be amended to increase materially the amount of the fees provided for in Sections 2 and 3 hereof with respect to the Investor A Class unless such amendment is approved by a vote of a majority of the outstanding Shares of the Investor A Class. No material amendment to this Plan shall be made unless approved by votes of a majority of both (i) the Board and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

6.            INDEPENDENT TRUSTEES. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

7.            QUARTERLY REPORTS. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

8.            RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreements, and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan, the Agreements and any related agreements, or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: August 5, 2026

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